Exhibit 99.1

For Immediate Release

Vivos Therapeutics Expands Product Line and Revenue Potential with Acquisition of Product Rights and Patents from

Advanced Facialdontics, LLC

Acquisition Adds Complementary, Lower Cost Products for Treating Conditions
Associated with Obstructive Sleep Apnea

LITTLETON, CO, March 1, 2023 — Vivos Therapeutics, Inc. (the “Company” or “Vivos”) (NASDAQ:VVOS), a medical device and technology company that delivers training and a full line of highly effective proprietary oral appliances for the treatment of breathing related sleep disorders, including mild-to-moderate obstructive sleep apnea (OSA) and snoring in adults, today announced it has acquired certain U.S. and international patents, product rights, and other miscellaneous intellectual property from Advanced Facialdontics, LLC (“AFD”), a company holding propriety technology on certain FDA 510(k) cleared dental and medical devices.

With this asset purchase transaction, Vivos acquired U.S. patents, provisional patent applications as well as International patents, PCT patents and patent applications, thus expanding its product portfolio and revenue potential.

AFD’s flagship product, the Preventive Oral Device®, known as the POD®, is a custom single arch device with an FDA 510(k) clearance for treating an estimated 40 million patients in the U.S. and Canada with Temporomandibular Joint Dysfunction (TMD) and/or Bruxism (teeth grinding or clenching), both known to be closely associated with OSA. Studies have shown that there is a clear connection between OSA and TMD.

AFD’s second FDA 510(k) cleared product, known as the Night Block™, is a custom dual-arch mandibular advancement oral appliance that incorporates patented unilateral bite block technology, which can alleviate or eliminate many of the downsides of traditional oral appliance treatment such as inflammation of the TMJ, facial pain, neck pain, headaches, tension, fatigue, clenching, and grinding.

The acquisition of these novel technologies, patent portfolio and product rights further enhance Vivos’ existing intellectual property and technology base, enabling Vivos to provide new, complementary products to many OSA patients who experience pain, discomfort, headaches, tooth loss, and other symptoms associated with TMD and Bruxism.

In addition, this acquisition will provide Vivos providers with an additional treatment option for patients who do not have OSA, but suffer from jaw pain, headaches, and daytime fatigue. Vivos expects to be able to manufacture the AFD products through existing manufacturing relationships.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, commented “This acquisition adds important technology and products that immediately open up new markets to us with significant revenue potential. We can now offer dentists and patients a complete line of lower cost products with higher margins alongside our existing Vivos Method treatments to meet whatever clinical needs and financial price points they may require. In this transaction, we have also acquired several U.S. and international patents, some of which were granted in just the past few months that will allow us to preserve and protect our first mover advantages in the U.S. and Canada as well as other international markets. TMD and Bruxism are very common, but often difficult to treat. We believe this highly effective technology from AFD is a real breakthrough, with significant applications across many different kinds of existing oral appliances, such as clear aligners, palatal expanders, and traditional mandibular advancement devices, as well as our own CARE devices that are part of The Vivos Method.”

In connection with this transaction, Dr. Scott Simonetti, DDS, the founder and CEO of AFD and the inventor of the acquired patents, has been appointed as Vivos’ new Senior Director of Research and Product Development. Dr. Simonetti said, “I am elated to join the Vivos team with our company’s novel line of products and technology. Vivos is widely regarded throughout the dental profession as a leading provider of highly effective treatments through The Vivos Method for certain debilitating conditions associated with breathing related sleep disorders. I’m confident our current and future products will fit well into Vivos’ existing technology platform to provide a broad range of products and services to patients who suffer from OSA.”

For further information, including transaction terms, please refer to Vivos’ Current Report on Form 8-K regarding this transaction that will be filed with the Securities and Exchange Commission.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing related sleep issues arising from certain dentofacial abnormalities such as mild-to-moderate obstructive sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical and cost-effective solution for treating mild to moderate OSA. It has proven effective in approximately 31,000 patients treated worldwide by more than 1,650 trained dentists.

The Vivos Method includes the Vivos Complete Airway Repositioning and/or Expansion (CARE) appliance therapy and associated protocols that alter the size, shape and position of the soft tissues that comprise a patient’s upper airway and/or palate. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-moderate OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children, as well as the Preventive Oral Device®, known as the POD®, and the Night Block™, each of which are FDA approved treatments for Temporomandibular Joint Dysfunction (TMD) and/or Bruxism. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including, without limitation, patient demand for the acquired produced described herein and the impact of such products on the Company’s revenue and results of Operations) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations Contact:

Julie Gannon
Investor Relations Officer
720-442-8113
jgannon@vivoslife.com